Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-238630 and 333-239110 on Form S-1 of our report dated March 29, 2021, relating to the financial statements of Vaxcyte, Inc., appearing in the Annual Report on Form 10-K of Vaxcyte, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche
San Francisco, California

March 29, 2021